Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. reports earnings for the nine months and quarter ended September 30, 2009
Pennington, New Jersey, October 28, 2009 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the nine months and quarter ended September 30, 2009.
3rd Quarter highlights:
•	Net income of $0.56 per diluted share versus $0.28 per diluted share in the prior year’s quarter,

•	Operating income of $0.51 per diluted share, which was the same as the prior year’s quarter,

•	A GAAP combined ratio of 98.2% versus 97.9% in the prior year’s quarter,

•	Book value per share of $25.49.
Andrew R. Speaker, President and CEO commented “We are happy to have generated an operating profit that is consistent with third quarter earnings in past years. In an environment in which we are challenged by both a slow economy and continued competitive insurance pricing, it is pleasing to see that our disciplined underwriting has lead to profitable operations.”
Speaker noted “We are also delighted that our strategy of maintaining a prudent investment portfolio while also seeking a fair return has continued to protect and enhance our capital position. Our conservatively positioned portfolio, along with our disciplined underwriting performance, has helped increase book value per share to its highest ever level.”
“We expect the challenging conditions from the economy and competitive pricing to persist. We will maintain our underwriting and investment discipline, continue to exercise careful expense management and work on building out the new products we’ve introduced in the past few years. This focus should help us to continue to generate operating profits while protecting our shareholders’ capital.”

Financial Summary (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2009	2008	2009	2008
Total revenue	$39,274	$39,593	$117,996	$124,374
Net premiums written	33,355	37,575	105,537	115,863
Net premiums earned	34,681	37,869	105,215	115,590
Net investment income	3,605	3,469	10,833	10,173
Net realized gains (losses) on investments	472	(2,281)	393	(2,944)
Net income, after tax	3,554	1,780	10,195	7,605

Earnings per share — Basic	$0.57	$0.29	$1.64	$1.22
Earnings per share — Diluted	$0.56	$0.28	$1.61	$1.19

Combined ratio	98.2%	97.9%	98.0	98.0%
Book value per share			$25.49	$21.39

Reconciliation of non-GAAP financial measures:

Net income	$3,554	$1,780	$10,195	$7,605
Net realized gains (losses) on investments, net of tax	(311)	1,482	(260)	1,913
Net operating income	3,243	3,262	9,935	9,518

Operating earnings per share — Basic	$.52	$0.52	$1.60	$1.53
Operating earnings per share — Diluted	$.51	$0.51	$1.57	$1.49
In the quarter ended September 30, 2009, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $3.6 million, or $0.56 per diluted share. This result compares to net income of $1.8 million, or $0.28 per diluted share, for the same quarter in the previous year. Operating income of $3.24 million approximated the $3.26 million reported in the prior year’s quarter.
In the nine months ended September 30, 2009, the Company reported GAAP net income of $10.2 million, or $1.61 per diluted share. This result compares to net income of $7.6 million, or $1.19 per diluted share, for the same period in the previous year. Operating income increased to $9.9 million from $9.5 million in the prior year.
The Company also announced that its Board of Directors has approved a dividend of $0.075 per share, to be paid on December 28, 2009 to shareholders of record on December 11, 2009.

Operating income and operating income per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of the Company’s core operating performance. Operating income and operating income per share consist of net earnings adjusted for after-tax net realized investment gains and losses.
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the Company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	September 30,
	2009	2008
	(unaudited)	(unaudited)

Net premiums earned	$34,681	$37,869
Investment income, net of investment expenses	3,605	3,469
Realized investment gains (losses)	472	(2,281)
Other revenue	516	536

Total revenue	39,274	39,593

Losses and loss adjustment expenses	21,683	22,819
Amortization of deferred policy acquisition costs	9,499	10,460
Other expenses	2,869	3,776
Interest expense	358	328

Total expenses	34,409	37,383

Income before income taxes	4,865	2,210
Income taxes	1,311	430

Net income	$3,554	$1,780

Net income per common share:
Basic	$0.57	$0.29
Diluted	$0.56	$0.28

Weighted average number of shares outstanding:
Basic	6,225,483	6,237,804
Diluted	6,389,729	6,382,413
Supplementary Financial Data

Net written premiums	$33,355	$37,575

Book value per common share	$25.49	$21.39

GAAP combined ratio	98.2%	97.9%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Nine Months Ended
	September 30,
	2009	2008
	(unaudited)	(unaudited)

Net premiums earned	$105,215	$115,590
Investment income, net of investment expenses	10,833	10,173
Realized investment gains (losses)	393	(2,944)
Other revenue	1,555	1,555

Total revenue	117,996	124,374

Losses and loss adjustment expenses	64,643	71,564
Amortization of deferred policy acquisition costs	29,002	31,163
Other expenses	9,438	10,618
Interest expense	1,066	961

Total expenses	104,149	114,306

Income before income taxes	13,847	10,068
Income taxes	3,652	2,463

Net income	$10,195	$7,605

Net income per common share:
Basic	$1.64	$1.22
Diluted	$1.61	$1.19

Weighted average number of shares outstanding:
Basic	6,200,840	6,230,476
Diluted	6,321,065	6,382,740

Supplementary Financial Data

Net written premiums	$105,537	$115,863

GAAP combined ratio	98.0%	98.0%

Consolidated Balance Sheet
(in thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$368,429	$334,087
Equity securities, at fair value	8,887	10,203

Total investments	377,316	344,290

Cash and cash equivalents	31,702	37,043
Premiums receivable	38,131	34,165
Reinsurance receivable	80,404	86,443
Prepaid reinsurance premiums	5,829	7,096
Deferred policy acquisition costs	19,416	20,193
Accrued investment income	3,721	3,901
Property and equipment, net	20,184	16,144
Deferred income taxes	4,181	9,814
Goodwill	5,416	5,416
Other assets	8,544	4,481

Total assets	$594,844	$568,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$308,846	$304,000
Unearned premiums	79,463	80,408
Accounts payable and accrued expenses	11,657	13,283
Other reinsurance balances	13,495	11,509
Trust preferred securities	15,588	15,576
Advances under line of credit	3,000	3,000
Other liabilities	3,908	3,940

Total liabilities	$435,957	$431,716

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,074,333 shares, outstanding 6,865,050 and 6,801,095 shares	—	—
Additional paid-in capital	$71,979	$71,369
Accumulated other comprehensive income	14,374	2,494
Retained earnings	82,939	74,138
Unearned ESOP shares	(2,036)	(2,505)
Treasury Stock, 631,761 and 621,773 shares	(8,369)	(8,226)

Total stockholders’ equity	158,887	137,270

Total liabilities and stockholders’ equity	$594,844	$568,986